UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2024

LIQUIDIA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-39724	85-1710962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

419 Davis Drive, Suite 100, Morrisville, North Carolina	27560
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 328-4400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	LQDA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

First Amendment to License Agreement with Pharmosa Biopharm

As previously disclosed, on June 28, 2023, Liquidia Technologies, Inc., a Delaware corporation (the “Liquidia Technologies”) and a wholly owned subsidiary of Liquidia Corporation, a Delaware corporation (the “Company”), entered into a License Agreement (as amended, the “License Agreement”) with Pharmosa Biopharm Inc., a corporation incorporated under the laws of Taiwan (“Pharmosa”), which provided for, among other things, (i) an exclusive licensing agreement between Pharmosa and the Company for the development and commercialization in North America of L606, an inhaled, sustained-release formulation of treprostinil currently being evaluated in a clinical trial for the treatment of pulmonary arterial hypertension (PAH) and pulmonary hypertension associated with interstitial lung disease (PH-ILD) and (ii) a non-exclusive license for the manufacture, development and use (but not commercialization) of such licensed product in most countries outside North America (the “Non-Exclusive License”).

On October 2, 2024 (the “Effective Date”), Liquidia Technologies and Pharmosa entered into a First Amendment to the License Agreement (the “First Amendment”). The First Amendment, among other things, (i) expands Liquidia Technologies’ licensed territory beyond North America to include key markets in Europe, Japan and elsewhere, (ii) adds certain potential development milestone payments of up to $7.75 million tied to clinical development and approvals in PAH and/or PH-ILD outside North America, (iii) adds certain potential sales milestone payments of up to $150 million tied to commercial sales outside North America and (iv) limits Liquidia Technologies’ ability to deduct certain portions of milestone and royalty payments due to manufacturers of devices for the administration of L606 from milestone payments and royalties payable by Liquidia Technologies to Pharmosa pursuant to the License Agreement.

In connection with the rights granted in the First Amendment and the Device License Agreement, the Company agreed to pay to Pharmosa $3.5 million within 30 days following Liquidia Technologies’ receipt of an invoice from Pharmosa following the Effective Date. In addition to the $3.5 million initial fee, the Company will be responsible for certain royalties payable on global net sales of L606, which are unchanged from the License Agreement.

The foregoing description of the terms of the First Amendment is not complete and is qualified in its entirety by reference to the text of the First Amendment, which will be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

Device License Agreement with Pharmosa Biopharm

 Concurrently with the execution of the First Amendment, on the Effective Date, Liquidia Technologies and Pharmosa also entered into a Device License Agreement (the “Device License Agreement”). Pursuant to the terms of the Device License Agreement, Pharmosa will provide (i) an exclusive license to Liquidia Technologies for the right to develop, manufacture, use and commercialize Pharmosa’s next-generation smart-technology nebulizers (the “Device”) for use with L606 in most countries (subject to certain exceptions) (the “Territory”) and (ii) a non-exclusive license to Liquidia Technologies for the right to develop, manufacture and use (but not commercialize) the Device outside of the Territory.

The Device License Agreement is effective upon signing and unless earlier terminated, the Device License Agreement will remain in effect on a country-by-country basis until the expiration of the License Agreement with respect to the Existing Product (as defined in the Device License Agreement) in such country. The Device License Agreement may be terminated by mutual agreement or by either party for a material breach by the other party, subject to notice and cure provisions, or by either party in a Bankruptcy Event (as defined in the Device License Agreement).

The foregoing description of the terms of the Device License Agreement is not complete and is qualified in its entirety by reference to the text of the Device License Agreement, which will be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

Item 8.01 Other Events.

On October 2, 2023, the Company issued a press release announcing the execution of the First Amendment and the Device License Agreement with Pharmosa. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated by reference into this Item 8.01.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit
99.1	Press Release of Liquidia Corporation, dated October 2, 2024.
104	Cover Page Interactive Data File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 2, 2024	Liquidia Corporation

	By:	/s/ Michael Kaseta
		Name:	Michael Kaseta
		Title:	Chief Financial Officer and Chief Operating Officer